                                                                EXHIBIT 10.17

                      [FUISZ TECHNOLOGIES LTD. LETTERHEAD]


DECEMBER 16, 1996


MR. KENNETH W. McVEY
"LITTLEFIELD," CAVENDISH RD.
WEYBRIDGE
ENGLAND KT13 OJP

Dear Ken:

This letter will serve as the agreement between you and Fuisz Technologies Ltd. ("Fuisz") on the terms of your employment with Fuisz International Ltd. ("FIL").

1. You will be employed beginning December 16, 1996 as President and Chief Executive Officer of FIL, a wholly owned subsidiary of Fuisz, with overall responsibility for all Fuisz proprietary products business in countries outside North America. FIL is a company registered in the Cayman Islands, with operational headquarters in Dublin, Ireland, where you principally will be based.

2. Your employment will be for three years, renewable for one year periods thereafter on terms acceptable to both parties.

3.       I will nominate you to the Board of Directors of Fuisz.

4. Your salary will be $400,000 per year, to be paid semi-monthly, with an annual review and increase at least in line with the UK annualized inflation rate. You will also receive a performance bonus of at least $120,000 at the end of each year of continuous employment. The payment of any bonus in excess of $120,000 is at the discretion of the Board of Directors and Compensation Committee of Fuisz.

5. You will be granted on December 16, 1996 a number of shares of Fuisz stock equal to $3,000,000 in value, the value of stock to be determined by the closing market price of a common share on December 16, 1996. Your total interest in the stock will vest on December 31, 1996 on the condition you are employed with FIL on the vesting date.

Mr. Kenneth W. McVey
December 16, 1996
Page Two


The shares will be issued from the Company's existing Stock Option Plans and therefore, will all ready be registered. Fuisz will deliver the stock according to your instructions. You agree not to sell any of these shares before January 1, 1998, to sell no more than one-third of the granted shares before January 1, 1999, and to sell no more than two-thirds of the granted shares before January 1, 2000. Should you decide to sell any vested shares at any time, Fuisz will have right of first refusal. Fuisz will have the right to purchase the shares from you at the prevailing market rate within 48 hours after you notify the Fuisz Board of Directors of your intention to sell the shares. Unvested shares will be forfeited in the event your employment with FIL ceases prior to any vesting date.

6. During your employment with FIL, you will be eligible for stock options awarded by the Fuisz Board of Directors from time to time based on performance, pursuant to the Fuisz Stock Option Plan. All such options will vest no later than the termination of your employment agreement on December 31, 1999, or such later date as may be agreed by the parties under paragraph 2 above.

7. Notwithstanding anything else in this agreement, all restrictions on sale of the stock described in paragraph 5 of this agreement will be removed, and all unvested stock options described in paragraph 6 of this agreement will vest upon a Change in Control of Fuisz or FIL. A Change in Control is a merger or consolidation of Fuisz or FIL with another company that is not an affiliate of Fuisz and in which Fuisz or FIL is not the surviving company, or the sale of all or substantially all the assets of Fuisz or FIL to another company that is not affiliate of Fuisz.

8. You have informed us that your are a participant in two pension benefit plans of your current employer. Fuisz will ensure that you suffer no material loss of benefits under those plans as a result of the termination of your employment with your current employer. FIL will provide you with pension benefits no less favorable that the benefits you were to receive under your "special" pension arrangement with Elan.

9. During your employment with FIL, FIL will pay all costs associated with coverage for you and your family under medical and life insurance programs substantially equivalent to those available to executives of Fuisz.

10. You will be eligible for five weeks of vacation annually. You will also be entitled to personal and sick leave in accordance with the policy for executives at Fuisz.

Mr. Kenneth W. McVey
December 16, 1996
Page Three




11. During your employment with FIL, you will have a monthly automobile allowance of $2,000.

12. Your employment with FIL, is conditioned on your signing the Employee Confidentiality Agreement, enclosed herewith, and on receipt of such signed Agreement by Fuisz.

13. You will be entitled to travel first class on all flights involving FIL business, but will be expected to use upgrade certificates and coupons whenever possible. FIL will also pay for travel for you on weekends between Ireland and the United Kingdom during your employment with FIL.


Sincerely,

Fuisz Technologies Ltd.


/s/ RICHARD C. FUISZ
----------------------------
Richard C. Fuisz, MD
President and CEO

RCF:skr
Enclosure: Employee Confidentiality Agreement

Agreed & Accepted:


/s/ KENNETH W. MCVEY
----------------------------
Kenneth W. McVey